Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-139704 on Form S-11 of our report dated March 17, 2009 (July 15, 2009 as to the effect of the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (SFAS 160) and related disclosure in Note 3), relating to the consolidated financial statements of Cornerstone Growth & Income REIT, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments related to the adoption of SFAS 160), appearing in the Current Report on Form 8-K of Cornerstone Growth & Income REIT, Inc. filed with the U.S. Securities and Exchange Commission (SEC), our report dated April 15, 2009 relating to the financial statements of SHP II Caruth, L.P. for the years ended December 31, 2008 and 2007 appearing in the Current Report on Form 8-K/A filed with the SEC on April 16, 2009, our report dated July 13, 2009 relating to the financial statements of Oaks Holdings, LLC for the year ended December 31, 2008 appearing in the Current Report on Form 8-K/A filed with the SEC on July 15, 2009, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

July 17, 2009